As filed with the Securities and Exchange Commission on August 7, 1998

                                                     Registration No. 333-59345

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                           --------------------------

                       AMERICAN BIOGENETIC SCIENCES, INC.
             (Exact Name of Registrant as Specified In Its Charter)

            Delaware                                11-2655906
   (State or Other Jurisdiction of                  (I.R.S. Employer
   Incorporation or Organization)                   Identification Number)

                      1375 Akron Street, Copiague, NY 11726
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                           --------------------------

                             RICHARD A. RUBIN, ESQ.
                       PARKER CHAPIN FLATTAU & KLIMPL, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 704-6000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                           --------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

  PROSPECTUS
                                4,261,228 Shares

                       American Biogenetic Sciences, Inc.

                              Class A Common Stock
                               -------------------

         This Prospectus relates to an aggregate of 4,261,228 shares (the "Shares") of Class A Common Stock, $.001 par value per share ("Class A Common Stock"), of American Biogenetic Sciences, Inc. (the "Company") which may be offered and sold from time to time by the Selling Stockholders named herein (the "Selling Stockholders"), consisting of a maximum of 4,000,000 Shares which may be issued upon conversion of $4,000,000 principal amount of 5% Convertible Debentures due May 20, 2001, including any accrued interest which the Company may elect to pay in Shares (the "Debentures"), and a maximum of 261,228 Shares that may be issued upon the exercise of Warrants (the "Warrants") which were sold by the Company in a private placement. See "Selling Stockholders".


         The Class A Common Stock is quoted on The Nasdaq National Market ("Nasdaq/NMS") under the symbol "MABXA." On August 5, 1998, the closing price on Nasdaq/NMS for the Class A Common Stock was $1.00 per share.


         The Shares may be offered for sale from time to time by the Selling Stockholders or their pledgees, donees, transferees or other successors in interest, directly to other purchasers or through broker-dealers in one or more market transactions, in one or more private transactions or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices or at negotiated prices. Such methods of distribution may include, without limitation, (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as a principal to facilitate the transaction; (b) purchases by a broker-dealer as a principal and resale by such broker-dealer for its own account pursuant to the Registration Statement of which this Prospectus is a part; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to face transactions between sellers and purchasers without a broker or dealer. This Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In addition, any Common Stock covered by this Prospectus that so qualifies may be sold under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealers may be in excess of customary commissions). The Selling Stockholders and such broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions and concessions and any profits realized on any sale of the Shares may be deemed to be underwriting compensation. See "Selling Stockholders" and "Plan of Distribution".

         While the Company will not receive any consideration from the sale of the Shares, it did receive consideration from the sale of the Debentures and the Warrants and may receive additional consideration from the exercise of the Warrants. See "Use of Proceeds". The Company will pay all expenses incurred in effecting the registration of the Shares, including all registration and filing fees, and legal and accounting fees for counsel to the Company. The Selling Stockholders will bear all brokerage or underwriting discounts, commissions or expenses, if any, and the fees and expenses, if any, of its counsel in excess of $5,000, which are applicable to the Shares.
                              -------------------

                   An investment in the Shares involves a high
                       degree of risk. See "Risk Factors"
                              beginning on page 3.

                               -------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               -------------------


                 The date of this Prospectus is August 7, 1998.

                              AVAILABLE INFORMATION


         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048, at prescribed rates. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information electronically filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"). The Company's Common Stock is quoted on The Nasdaq Stock Market, and reports, proxy statements and certain other information concerning the Company can also be inspected at the offices of Nasdaq Operations, 1735 K Street NW, Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements contained in this Prospectus, and in any document incorporated herein by reference, as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such document, each such statement being qualified in all respects by such reference. The Registration Statement has been filed through EDGAR and is publicly available through the Commission's Web site (http://www.sec.gov). The Registration Statement, together with its exhibits and schedules, may be inspected without charge at the Public Reference Section of the Commission in Washington, D.C. at the address noted above, and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-19041) are incorporated herein by reference:

          (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1997;


          (2) the Company's unaudited Quarterly Report on Form 10-Q and the amendment thereto for the fiscal quarter ended March 31, 1998;


          (3) the Company's Current Reports on Form 8-K dated (date of earliest event reported) April 27, 1998 (as filed on April 28,
                  1998) and May 20, 1998 (as filed on June 3, 1998); and

          (4) the description of the Company's Class A Common Stock contained in the Registration Statement on Form 8-A filed by the Company on February 26, 1991, including all amendments or reports filed for the purpose of updating such description.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of the filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is (or is deemed to be) incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any of the documents incorporated by reference in this Prospectus (other than exhibits unless such exhibits are expressly incorporated by reference in such documents). Requests for such documents should be submitted in writing to: American Biogenetic Sciences, Inc., 1375 Akron Street, Copiague, New York 11726, or by telephone at (516) 789-2600, Attn: Chief Financial Officer.


                                   THE COMPANY

         American Biogenetic Sciences, Inc. (the "Company" or the "Registrant") is engaged in the research, development and production of cardiovascular and neurobiology products for commercial development. The Company's enabling technology is a patented antigen-free mouse colony which allows the generation of highly specific monoclonal antibodies that are difficult to obtain from conventional systems. The Company has utilized this technology to supply antibodies for its innovative in vitro and in vivo diagnostic products.

         Over the last few years, the Company has directed its efforts primarily toward the development of cardiovascular and neurobiology products. These efforts have led to the development of the Company's Thrombus Precursor Protein (TpP(TM)) test, an assay for the risk assessment of active thrombosis (blood clots) and the monitoring of anticoagulent therapy, and Functional Intact Fibrinogen (FiF(TM)) test, an assay to measure levels of fibrinogen in blood, as well as to the Company's patented specific monoclonal antibody MH1, with radioisotope, for use as an in vivo imaging agent. In October 1996, the Company received a Section 510(k) PreMarket Clearance from the United States Food and Drug Administration ("FDA") for its TpP(TM) test. In June 1997, the Company received a Section 510(k) Pre-Market Clearance from the FDA to market its FiF(TM) test. In November 1997, the Company initiated its marketing efforts for the TpP(TM) and FiF(TM) through exhibitions and presentations at the MEDICA '97 trade show held in Dusseldorf, Germany. These efforts led to the initial sales of TpP(TM) kits to European and Japanese distributors. On April 23, 1998, the Company purchased all of the issued and outstanding shares of common stock of Stellar Bio Systems, Inc. ("Stellar"), a manufacturer and distributor of research reagents and diagnostic products.

         The Company was incorporated in Delaware in September 1983. The Company's principal executive offices are located at 1375 Akron Street, Copiague, New York 11726, and its telephone number at that address is (516) 789-2600.

                                  RISK FACTORS

         An investment in the securities offered hereby is speculative in nature, involves a high degree of risk and should not be made by any investor who cannot afford the loss of his entire investment. In evaluating an investment in the Company, prospective investors should carefully consider the following risk factors in addition to the other information included herein and in the information incorporated herein by reference. Certain statements included in this Prospectus (and the information incorporated herein by reference) concerning the Company's future results, future performance, intentions, objectives, plans and expectations contain forward-looking statements. Those statements are subject to a number of known and unknown risks and uncertainties that, in addition to general economic and business conditions, could cause actual results, performance and achievement to differ materially from those described or implied in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below.

Development Stage Company; History of Losses; Accumulated Deficit.

         The  Company  remains  in  the  development  stage  as it has  not  yet generated significant revenues from product sales. The Company has, however, received an aggregate of $1,302,000 in licensing fees, royalties and under collaborative agreements from its inception through March 31, 1998. Additionally, during the fourth quarter of fiscal 1997, the Company made its initial sales of TpP(TM). Through March 31, 1998, sales of the Company's products aggregated $264,000. Further, in April 1998, the Company acquired all of the issued and outstanding shares of common stock of Stellar. For the year ended December 31, 1997, Stellar was profitable and had revenues of $1,400,000. While the Company has products at various stages of development and has started to generate revenues, there can be no assurance as to when the Company may begin generating significant revenues from product sales and cease being a development stage company. The development of the Company's products has required, and is expected to continue to require, significant research and development, preclinical testing and clinical trials, as well as regulatory approvals.

         The Company's activities, together with the Company's research, development, and general and administrative expenses, have resulted in significant losses and are expected to continue to result in significant losses for the foreseeable future. At March 31, 1998, the Company had net worth of $5,658,000, with an accumulated retained earnings deficit of $50,832,000. The Company's ability to achieve profitability is dependent, in part, on its ability to successfully complete its existing products and products under development, obtain required regulatory approvals and manufacture and market successfully such products directly or through partners, and its ability to acquire products which can be successfully marketed.

         The Company's operations are subject to numerous risks associated with the development of pharmaceutical products, including the competitive and regulatory environment in which the Company operates. In addition, the Company may encounter unanticipated problems, including development, manufacturing, distribution and marketing difficulties, some of which may be beyond the Company's financial and technical abilities to resolve. Accordingly, there can be no assurance that the Company's existing, under development or proposed products will prove to be commercially viable, or that the Company will successfully market any products or achieve significant revenues or profitable operations.

Need For Additional Financing.

         At March 31, 1998, the Company had working capital of $5,249,000. On May 20, 1998, the Company sold the Debentures and Warrants in a private placement, generating net proceeds of approximately $3,744,000.

However, the research, development, commercialization, manufacturing and marketing of the Company's existing, under development and proposed products is likely to require financial resources significantly in excess of those presently available to the Company. Accordingly, the Company intends to seek additional financing which may result in borrowings that could affect its results of operations or the issuance of additional shares of the Company's capital stock and/or rights to acquire additional shares of capital stock that could cause dilution of the interests of the then existing stockholders in the Company. The Company also intends to continue to seek collaborative, licensing, co-marketing or other arrangements with large pharmaceutical companies or other third parties to provide additional funding and clinical expertise to perform tests necessary to obtain regulatory approvals, provide manufacturing expertise and to market the Company's products, which may result in the Company sharing the benefits (i.e., royalty payments) of its products with such third parties, as well as sharing with, or relying upon, the management of others for the development, testing and/or marketing of products. There can be no assurance that the Company will be able to arrange financing, collaborative arrangements or other third party arrangements on acceptable terms necessary to fully develop and commercialize any of its products. If the Company is unable to enter into such arrangements or obtain the substantial additional financing necessary on acceptable terms, it would be unable to successfully complete development of or commercialize its products.

Acquisition Strategy and Integration of Acquisitions.

         Part of the Company's growth strategy involves the acquisition of companies and product lines which the Company believes could provide it with access to technologies, products, management and technical expertise, manufacturing capabilities or manufacturing sources, and/or distribution or market means that could provide synergisms with the Company's operations or otherwise facilitate its growth.

         The Company's only acquisition to date was the acquisition of all of the common stock of Stellar, a manufacturer and distributor of research reagents and diagnostic products, in April 1998 for $120,000, 398,406 shares of the Company's Class A Common Stock ($700,000 at then market value) and a contingent future payment of up to $650,000 in shares of the Company's Class A Common Stock based on the level of Stellar's future revenues and the market price of the Company's Common Stock at approximately the date of issuance. Any future acquisition may result in the use of the Company's cash, necessitate borrowings or result in the sale or issuance of debt or equity securities to private sources or in public markets. The issuance of any debt could result in the incurrence of significant interest expense and an obligation to repay such debt in priority to payments to the Company's stockholders. The issuance of equity could result in substantial dilution in the equity interest of existing stockholders. Although the Company is considering acquisitions and is currently engaged in various stages of discussions with regard to potential acquisitions, the Company is not presently a party to any commitment with respect to any acquisition.

         The success of any acquisition, including the acquisition of Stellar, will depend in large measure on the Company's ability to effectively integrate the operations, management and information systems of the acquired businesses. The process of integrating acquired businesses often involves unforeseen difficulties and may require the Company to devote a significant amount of its financial and other resources thereto. Acquisitions may involve a number of additional risks, such as adverse short-term effects on the Company's reported operating results, diversion of management's attention, the ability of the Company to retain key personnel, unanticipated problems or legal liabilities, and amortization expense for the amount of the purchase price paid for acquired assets in excess of their fair value, some or all of such factors could have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that the agreements relating to acquisitions by the Company provide for indemnification of the Company with respect to contingent and other liabilities of the acquired entity, such indemnification obligations may be, and are in the case of the acquisition of Stellar, for a limited duration and subject to negotiated limitations. If any claims or liabilities of the Company
                                        5
relating to acquisitions are not subject to any indemnification obligations, or if the amount of such claims or liabilities exceed such limitations or the ability of the sellers of the acquired entities to satisfy their indemnification obligations, the Company's business, financial condition and results of operations could be materially and adversely effected.

         There can be no assurance that the Company will be successful in identifying or consummating acquisitions on favorable terms, if at all, or in integrating the operations of Stellar or future acquisitions, or that any acquired businesses will achieve sales and profitability that justify the Company's investment therein.

Unproven Products.

         Although the Company has had recent sales of its TpP(TM) and FiF(TM) kits and products acquired as part of the acquisition of Stellar, the Company's existing products, products under development and proposed products are subject to the risks inherent in the development of biotechnology products. These products require further research, development, testing and regulatory clearance. Such products require demonstration of commercial scale manufacturing before any products can be proven to be commercially viable. The Company is unable to predict with any degree of certainty when, or if, the research, development, testing and regulatory approval process for any of its products will be completed. There can be no assurance that the Company's technology will result in the development of any product that meets applicable regulatory standards or continues to meet applicable regulatory standards, is capable of being produced in commercial quantities at reasonable costs, is acceptable to the medical community, or will be successfully marketed. Accordingly, the Company is unable to predict whether its technology will result in any commercially viable products.

Certain Effects of Government Regulation.

         The investigation, manufacture, exportation and sale of diagnostic and therapeutic products and vaccines in or from the United States is subject to regulation by the FDA, including review and/or approval before marketing, as well as by comparable foreign and state agencies. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of
production,   failure  of  the  government  to  grant  pre-market  clearance  or pre-market approval for devices, withdrawal of marketing or manufacturing approvals and criminal prosecutions.

         Some in vitro diagnostic products are eligible for an accelerated application process in accordance with Section 510(k) of the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act as a product "substantially equivalent" to another product in commercial distribution in the United States before May 28, 1976. In October 1996, the Company received a
Section 510(k) Pre-Market Clearance to market the TpP(TM) test as an aid in the risk assessment of thrombosis and the monitoring of anticoagulant therapy and plans to submit additional pre-market notifications to obtain clearance to market the test for additional specific indications. In June 1997, the Company received Section 510(k) Pre-Market Clearance to market its FiF(TM) diagnostic test for the quantitative determination of fibrinogen in human plasma.

         Obtaining FDA approval and complying with FDA regulation with respect to in vivo products (such as is required for the Company's patented specific monoclonal antibody MH1 obtained from the Company's antigen free mouse colony) is far more expensive and time consuming than the costs associated with the review of products for in vitro use. Therefore, the Company intends to seek joint ventures or licensing arrangements with respect to its existing MH1 imaging product and other proposed in vivo products, including therapeutic products, so that the costs associated with the regulatory review and/or approval process will be borne by, or shared with, the joint venturer or licensee. There can be no assurance that the Company will be able to enter into any such arrangements or, if it is able to, that the terms of such arrangements will be favorable to the Company. Further, until the Company's under development and proposed therapeutic products have been clinically tested, there can be no assurance that such products will be found safe and efficacious or superior to products previously approved by the FDA.

         Any FDA, foreign or state regulatory approvals or clearances, once obtained, can be withdrawn or modified. Delay by the Company in obtaining, or inability of the Company to obtain and maintain, any necessary United States or foreign clearances or manufacturing and marketing approvals for new or existing products or product enhancements, or unanticipated cost resulting from these regulatory requirements, would have a material adverse effect on the Company's business, financial condition and results of operations.

Dependence on Acceptance by Medical Community.

         Sales on a commercial basis of the Company's products for use as diagnostics or therapeutics will be substantially dependent on acceptance by the medical community. Widespread acceptance of the Company's in vitro diagnostic tests as a useful adjunct to diagnosis and treatment will require educating the medical community as to the benefits and reliability of such products. Similarly, the use of any products for in vivo diagnosis (including those utilizing mouse antibodies) and therapy will require educating the medical community as to their benefits, reliability, safety and effectiveness.
Additionally, any of the Company's products may face competition from other products which may be as or more effective than the Company's products for a given indication. Accordingly, there can be no assurance that any of the Company's products will be accepted in the medical community, or, if accepted, as to the length of time it would take to gain such acceptance.

Marketing Arrangements or Other Sales Arrangements.

         It has been the Company's policy to seek arrangements with large pharmaceutical companies to market its existing and under development products. In the event the Company is unable to enter into sufficient arrangements or if the arrangements which it has entered into or may enter into in the future are not successful, the Company would likely seek to market such products through independent distributors which may require the Company to develop a marketing program to support sales. In such event, the Company may be required, among other things, to pay the expenses of developing promotional literature and aides, hiring sales representatives and completing studies to interest distributors in selling the Company's products. Any independent distributors that the Company may engage may also market competitive products. There can be no assurance that the Company will be able to enter into arrangements for the distribution of any products on satisfactory terms.

Manufacturing Facilities.

         While the Company is presently producing a limited quantity of monoclonal antibodies for testing and evaluation of its in vitro products, there can be no assurances that the Company will be able to either finance or meet FDA regulations for good manufacturing practices required in order to convert and operate such facility for commercial production of such products. The Company does not intend to establish its own manufacturing operations for its in vivo products unless and until, in the opinion of management of the Company, the size and scope of its business and its financial resources so warrant. It is the Company's intention to seek additional third parties to manufacture its in vivo monoclonal antibody and other in vivo products, or enter into a joint venture or license agreement with a partner who will be responsible for future manufacturing. Each joint venture partner or contract manufacturer participating in the manufacturing process of the Company's products must comply with FDA regulations and file documentation with the FDA to support that part of the manufacturing process in which it is involved. The Company is currently contracting with four good manufacturing practices manufacturers for the production of antibodies and the TpP(TM) and FiF(TM) kits. There is no assurance that third parties will be able to manufacture sufficient quantities of the Company's in vivo monoclonal antibody necessary to obtain full FDA clearance or approval, that the FDA will accept the Company's manufacturing arrangements, or that these commercial manufacturing arrangements can be obtained on acceptable terms.

Patents and Protection of Proprietary Information.

         The Company's business depends in part upon its proprietary technology. The Company relies on a combination of trade secret laws, patents, trademarks and confidentiality agreements and other contractual provisions to establish, maintain and protect its proprietary rights, all of which afford only limited protection. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology or that the Company can meaningfully protect its trade secrets.

         The Company has been issued or licensed to use twelve patents and has additional patent applications pending in the United States. The Company has obtained or applied for corresponding patents for certain of these patents and patent applications in a limited number of foreign countries. These patents relate to certain products of the Company under development including the use of monoclonal antibodies specific for fibrinogen and monoclonal antibodies specific for fibrin, the use of the Company's antigen free mouse colony to generate monoclonal antibodies, a method of obtaining primed lymphocytes collected from immunized antigen-free mice, an immunoassay for soluble fibrin using the
Company's proprietary fibrin-specific monoclonal antibody as a method of detecting a thrombotic event, the use of the Company's proprietary fibrin-specific monoclonal antibody as an antithrombotic agent, and the use of the Company's proprietary fibrin-specific monoclonal antibody in conjunction with a thrombolytic reagent for the treatment of thrombosis. There can be, however, no assurance that the Company's pending patent applications or any future applications will be approved, that any patents will provide the Company with competitive advantages or will not be challenged by third parties, or that the patents of others will not render the Company's patents obsolete or otherwise have an adverse effect on the Company's ability to conduct business. Because foreign patents may afford less protection under foreign law than is available under United States patent law, there can be no assurance that any such patents issued to the Company will adequately protect the Company's proprietary information. Others may have filed and may file patent applications in the future that are similar to or identical to those of the Company. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office or opposition proceedings before a foreign patent office that could result in substantial cost to the Company. No assurance can be given that any such interfering patent or patent application will not have priority over patent applications filed on behalf of the Company or that the Company will prevail in any opposition proceeding. In addition, there can be no assurance that the Company's products and technologies do not infringe or violate any patents or proprietary rights of third parties. Any intellectual property litigation would be costly and could divert the efforts and attention of the Company's management and technical personnel, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         Many of the Company's therapeutic compounds are the subject of patent applications licensed by the Company from various academic institutions. Such licenses require the Company to pay royalties on the sales of products. There can be no assurance that these licensed products will be commercially viable or that the licenses will not be terminated.

         With respect to certain aspects of its technology, the Company currently relies upon, and intends to continue to rely upon, trade secrets, unpatented proprietary know-how and continuing technological innovation to protect access to the Company's proprietary information. Relationships between the Company and its scientific consultants and collaborators may provide such persons access to the Company's know-how, although, in general, the Company enters into confidentiality agreements with the parties involved. Similarly, the Company's employees and consultants have entered into agreements with the Company which require that such persons forebear from disclosing confidential information of the Company and to assign to the Company all rights in any inventions made while in the Company's engagement relating to Company activities. All members of the Company's Scientific Advisory Committee are employed by or have consulting agreements with third parties, the business of which may conflict or compete with the Company, and any inventions discovered by such individuals will not become the property of the Company. See "--Scientific Advisors to the Company", below. There can be no assurance that trade secrets will be developed, or that secrecy obligations will be honored, or that others will not independently develop similar or superior technology. To the extent that consultants, employees, collaborators or other third parties apply technological information independently developed by them or by others to Company projects, disputes may arise as to the ownership of such information which may not be resolved in favor of the Company. Any unauthorized disclosure of the Company's trade secrets or proprietary know-how would have a material adverse effect on the Company's business, financial condition and results of operations.

Competition; Rapid Technological Changes.

         Many companies, including large pharmaceutical, chemical, biotechnology and agricultural concerns, universities and other research institutions, with financial resources and research and development staffs and facilities substantially greater than those of the Company, as well as a number of small companies, are engaged in the research and development of products which are or may be similar to, or competitive with, the Company's existing, under development and proposed products.

         Other products now in use, presently undergoing the regulatory approval process, or under development by others may perform similar functions as the Company's existing, under development and proposed products. The biotechnology industry is characterized by rapid technological advances, and competitors may develop products which may render the Company's existing, under development and proposed products obsolete or which have advantages over the Company's products, such as greater accuracy and precision or greater acceptance by the medical community. Any such development by competitors, or the failure by the Company to meet and surpass its competitors' technological advances, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, competitors may be able to complete the regulatory approval process sooner and, therefore, market their products earlier than the Company.

Retention and Attraction of Key Personnel.

         The success of the Company may be dependent on the efforts of Alfred J. Roach, Chairman of the Board of Directors, Chief Executive Officer and a major stockholder of the Company, Dr. Stephen H. Ip, President, Chief Operating Officer and a Director of the Company, and Dr. Emer Leahy, Senior Vice President-Business Development of the Company. Dr. Ip and Dr. Leahy are each parties to employment agreements with the Company, which expire December 31, 1999 and November 30, 2001, respectively. Mr. Roach is not subject to any employment agreement. The Company does not maintain life insurance on the lives of Mr. Roach, Dr. Ip or Dr. Leahy. The loss of the services of Mr. Roach, Dr. Ip or Dr. Leahy, as well as certain other personnel, could adversely affect the Company's business and prospects. Because of the nature of its business, the Company's success is dependent upon its ability to attract and retain technologically qualified personnel, particularly research scientists. There is substantial competition for qualified personnel, including competition from companies with substantially greater resources than the Company. There is no assurance that the Company will be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable it to conduct its business, and it may be time consuming and costly to recruit qualified personnel.
                                        9

Scientific Advisors to the Company.

         The Company has a Scientific Advisory Committee which is comprised of scientific advisors who serve as consultants to the Company with respect to the fields of microbiology, immunology and molecular biology and in cardiovascular disease, hepatic disease and drug development. These scientists are employed by or work for others, and they are expected to devote only a small portion of their time to the Company. In addition, these individuals have employment, consulting or other advisory arrangements with other entities and, as a result, their obligations to these other entities may conflict or compete with their obligations to the Company. There can be no assurance that regulations or policies now in effect or adopted in the future to which these individuals are or may be subject with such other entities might not limit the ability of the scientific advisors to continue their relationship with the Company.

Product Liability; Requirement for Insurance Coverage.

         The testing, marketing and sale of pharmaceutical products entails a risk of product liability claims by consumers and others. Additionally, the Company's monoclonal antibodies are generated from an antigen free mouse colony and instances of negative reactions by the human immune system to mouse derived antibodies have been reported. Product and other liability claims may be asserted by physicians, laboratories, hospitals or patients relying upon the results of the Company's diagnostic tests. Claims may also be asserted against the Company by end users of the Company's products, including persons who may be treated with any in vivo diagnostic or therapeutic products.

         Certain distributors of pharmaceutical products require minimum product liability insurance coverage as a condition precedent to the purchase of or acceptance of products for distribution. Failure to satisfy such insurance requirements could impede the ability of the Company to achieve broad distribution of products, which would have a material adverse effect upon the Company's business, financial condition and results of operations.

         The Company has obtained product liability insurance covering its TpP(TM) and FiF(TM) products, but does not maintain product liability insurance coverage for its other products. Although the Company will attempt to obtain product liability insurance prior to the marketing of any of its proposed products, there can be no assurance that the Company will be able to secure such insurance or, if available, that such insurance can be acquired at a reasonable cost or will be sufficient to cover all possible liabilities. In the event of any claim or suit against the Company, lack or insufficiency of insurance coverage could have a material adverse effect on the business, financial condition and results of operations of the Company.

Control By Alfred J. Roach.

         As at June 30, 1998, Alfred J. Roach, Chairman of the Board of Directors of the Company, owned and had the power to vote all 1,775,500 outstanding shares of the Company's Class B Common Stock and 885,250 shares of the Company's Class A Common Stock (and held options to purchase an additional 1,160,000 shares of the Company's Class A Common Stock, all of which were exercisable on June 30, 1998). Each share of Class B Common Stock is entitled to ten votes, while each share of Class A Common Stock is entitled to one vote. Accordingly, at such date, Mr. Roach was entitled to cast approximately 48.5% of all votes entitled to be cast by stockholders at meetings or by consent without a meeting. As a result, Mr. Roach controls the Company.

Potential Issuances of Shares.


         In addition to the 20,649,945 shares of Class A Common Stock outstanding on June 30, 1998, the Company had 12,407,362 shares of Class A Common Stock reserved for future issuance as follows: (i) 1,775,500 shares were reserved for issuance upon conversion of Class B Common Stock, (ii) 2,791,750 shares were reserved for issuance upon the exercise of outstanding options under the Company's 1986 Stock Option Plan (which plan has expired as to the future grant of options) at prices ranging from $1.50 to $10.00 per share, (iii) 2,000,000 were reserved for issuance upon the exercise of options granted or which may be granted in the future under the Company's 1996 Stock Option Plan, under which options to purchase 854,250 shares, at exercise prices ranging from $1.52 to $5.25 per share, were outstanding, (iv) 487,500 shares were reserved for issuance upon the exercise of options granted or which may be granted in the future under the Company's 1993 Non- Employee Director Stock Option Plan, under which options to purchase 120,000 shares, at exercise prices ranging from $1.00 to $6.75 per share, were outstanding, (v) 601,864 shares were reserved for issuance upon conversion of the $500,000 in principal amount of the Company's 8% Convertible Debentures due October 13, 1998, which are convertible (with interest from the respective dates of issuance) at a price equal to the lesser of $3.375 or 85% of the average closing bid price of the Company's Class A Common Stock for the five trading days prior to the conversion date, (vi) 4,000,000 shares were reserved for issuance upon conversion of the Debentures and 261,228 shares were reserved for issuance upon exercise of the Warrants (see "Selling Stockholders" for information concerning the Debentures, the Warrants and the private placement in which the Debentures and the Warrants were issued), and (vii) 489,520 shares were reserved for issuance upon exercise of other warrants and options issued to unaffiliated third parties (at exercise prices ranging from $2.25 to $5.76 per share). The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of the Company's Class A Common Stock. See also "--Shares Eligible for Future Sale", below.


No Dividends.

         The holders of Class A and Class B Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. To date, the Company has not paid any cash dividends. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Board of Directors does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in Company's business operations. The Company has agreed not to establish a record date for the payment of dividends at any time that at least $400,000 principal amount of Debentures are outstanding. Furthermore, as the Company will be required to obtain additional financing, it is likely that there will be additional restrictions on the Company's ability to declare any dividends.

Shares Eligible For Future Sale.

         At June 30, 1998, the Company had outstanding 22,425,445 shares, consisting of 20,649,945 shares of Class A Common Stock and 1,775,500 shares of Class B Common Stock (which are convertible into Class A Common Stock on a share for share basis). Of such shares, approximately 19,156,368 shares of Class A Common Stock are presently freely transferable without restriction under the Securities Act.

         Of the remaining 3,269,077 outstanding shares (including the 1,775,500 shares of Class A Common Stock issuable upon conversion of Class B Common Stock), (i) 490,827 shares are "restricted securities" that were acquired by the holders thereof between February 1997 and May 1998 and (ii) 2,778,250 shares are held by persons who may be deemed to be "affiliates" of the Company, 310,000 of which are "restricted securities" acquired by the holders thereof between November 1997 and June 1998 and the balance of which were acquired more than two years ago or were acquired pursuant to a registration statement under Securities Act. Rule 144 promulgated by the Commission under the Securities Act ("Rule 144"), provides, in general, that all persons (including affiliates) who have satisfied a one year holding period with respect to "restricted securities", as well as affiliates with respect to all other securities held by them, may, subject to the fulfillment of certain requirements, sell within any three month period a number of shares of Class A Common Stock which does not exceed the greater of 1% of the then outstanding shares of Class A Common Stock or the average weekly trading volume in Class A Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of "restricted securities" without any quantity or other limitation by a person who is not an affiliate of the Company (and has not been an affiliate for at least three months preceding the sale) and who has satisfied a two year holding period. The latter provision is applicable as to all 601,864 shares that may be issued upon conversion of the Company's 8% Convertible Debentures issued in October 1995. "Affiliates" are persons who control, are controlled by or are under common control with the Company.

         The 4,261,228 Shares covered by this Prospectus, when issued, will also be freely transferable without restriction under the Securities Act subject to applicable Prospectus delivery requirements. In addition, all shares issuable upon the exercise of options under the Company's stock option plans have been registered under the Securities Act for issuance and, unless held by "affiliates" of the Company (who will be able to sell such shares by complying with Rule 144, discussed above, but without any additional holding period), will be freely tradable upon issuance. The Company has also registered under the Securities Act for resale (i) 5,000 shares of Class A Common Stock issued in June 1996 and 25,000 shares of Class A Common Stock subject to an option held by a former consultant, (ii) 398,406 of the "restricted shares" issued in April 1998 and (iii) 100,000 shares of Class A Common Stock subject to options held by another former consultant. See "--Potential Issuances of Shares", above. Any sale of a substantial number of the foregoing shares could have a significant adverse effect on the market price of the Company's Class A Common Stock.


No Assurance of Continued Nasdaq/NMS Listing.

         The Company is required to comply with numerous rules promulgated by Nasdaq/NMS in order for its Class A Common Stock to continue to be quoted thereon. Among other things, as such requirements pertain to the Company, the Company is required to maintain an adjusted tangible net worth of at least $4,000,000 and its Class A Common Stock must have an aggregate market value of shares held by persons other than officers and directors ("public float") of at least $5,000,000, a minimum bid price of at least $1.00 per share and at least 400 persons who own at least 100 shares. These requirements are similar to those that are required for the Class A Common Stock to be eligible for inclusion on Nasdaq's Small Cap Market. There can be no assurance that the Company will continue to be eligible for trading on Nasdaq/NMS or, if not, meet the requirements for listing or maintenance on the Nasdaq Small Cap Market.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, the Company received $4,000,000 from the sale of the Debentures on May 20, 1998. The net proceeds from the sale of the Debentures, approximately $3,744,000, are being used by the Company for the marketing and development of products, possible acquisitions and general working capital. Although the Company is considering acquisitions and is currently engaged in various stages of discussions with regard to potential acquisitions, the Company is not presently a party to any commitment with respect to any acquisition. The Company will receive $1.9141 per share to the extent the holders of the Warrants elect to exercise the Warrants, or an aggregate of $500,000 if all of the Warrants are exercised fully for cash (in lieu of the payment of the exercise price in cash, the holders of the Warrants may elect to receive a number of shares reduced by that number of shares having a then aggregate fair market value equal to the requisite exercise price). Any proceeds from the exercise of the Warrants (before giving effect to the expenses of this offering, estimated at $20,000) will be used by the Company for working capital.

                              SELLING STOCKHOLDERS

         The following table sets forth information, as at June 30, 1998, with respect to (i) each Selling Stockholder's beneficial ownership of the Company's Common Stock prior to the offering of any Shares hereunder, (ii) the number of Shares which may be offered for sale hereunder and (iii) the number of shares of the Company's Class A Common Stock to be beneficially owned by each Selling Stockholder after the offering (assuming the sale of all Shares being offered hereunder):


                                                       Shares of                                      Shares of
                                                        Class A                                        Class A
                                                     Common Stock                 Shares            Common Stock
                                                     Beneficially                 to be             Beneficially
                Name of Selling                       Owned Prior                Offered             Owned After
                  Stockholder                       to Offering(1)             Hereunder(1)          Offering(2)
                  -----------                       --------------             ------------         -----------

AGR Halifax Fund Limited                              3,195,920                 3,195,920                 0
Heracles Fund                                           639,184                   639,184                 0
Themis Partners, L.P.                                   426,124                   426,124                 0
                                                ------------------       ----------------------     ------------
                                                      4,261,228                 4,261,228                 0

--------------------------

(1) The number of Shares of Class A Common Stock Beneficially Owned Prior to Offering and the number of Shares to be Offered Hereunder with respect to each Selling Stockholder is equal to (i) 4,000,000 (the maximum number of Shares issuable to all Selling Stockholders upon conversion of the Debentures, including any accrued interest which the Company may elect to pay in Shares, as discussed below) divided by the percentage of the Debentures acquired by such Selling Stockholder (although the actual number of Shares which



                     (footnotes continued on following page)
                                       13
may be acquired by a particular Selling Stockholder and sold hereunder may vary therefrom) plus (ii) the maximum number of Shares issuable upon exercise of the Warrants held by such Selling Stockholder. The actual number of shares issuable at any time upon conversion of the Debentures and available for resale hereunder is determined by a conversion formula described below which is based, in part, on the market price of the Company's Class A Common Stock determined as of the date of conversion and, therefore, cannot be determined on the date hereof. The Selling Stockholders have agreed not to convert Debentures or exercise Warrants in excess of that number of Debentures and/or Warrants which, upon giving effect to such conversion or exercise, would cause the aggregate number of shares of the Company's Class A Common Stock beneficially owned by the Selling Stockholder and its affiliates to exceed 4.9% of the outstanding shares of the Company's Class A Common Stock after such conversion or exercise; except that a Selling Stockholder may waive the 4.9% restriction on its and its affiliates beneficial ownership upon at least sixty-one days' prior written notice to the Company.

(2)      Assumes the sale of all the Shares; See "Plan of Distribution."

         On May 20, 1998, the Company completed a private placement to the Selling Stockholders of an aggregate of $4,000,000 of 5% Convertible Debentures due May 20, 2001 (the "Debentures") and three series of Warrants to purchase up to an aggregate of 261,228 shares of the Company's Class A Common Stock (the "Warrants"). The Shares are issuable upon conversion of the Debentures and exercise of the Warrants.

         The Debentures become convertible to the extent of 25% of the principal amount thereof commencing on September 17, 1998, with an additional 25% of the principal amount of the Debentures becoming first convertible on each of October 17, 1998, November 16, 1998 and December 16, 1998 (subject to potential acceleration in certain instances) at a conversion price equal to 87% (if converted before November 17, 1998), 86% (if converted from November 17, 1998 through February 14, 1999), 85% (if converted from February 15, 1999 through May 20, 1999) or 84% (if converted after May 20, 1999), respectively, of the average of the closing bid prices of the Company's Class A Common Stock for the five consecutive trading days immediately preceding the date of conversion of the Debentures (the "Variable Conversion Price"); provided, however, that in no event may the conversion price be greater than $1.9375 per share, which was 125% of such average price over the five consecutive trading days prior to the completion of the private placement (the "Fixed Conversion Price"). Interest on the Debentures is payable only on maturity, conversion, redemption or when other payment is made on the Debentures, at which time interest is payable in cash or, if registered for resale under the Securities Act of 1933, as amended (the "Securities Act"), in shares of the Company's Class A Common Stock valued at the applicable Debenture conversion price. Any Debenture outstanding on May 20, 2001 will be automatically converted into Class A Common Stock of the Company as of that date. In addition, the Company may require conversion of outstanding
Debentures after May 20, 2000 if the closing bid price of its Class A Common Stock on the trading day immediately preceding its giving of notice of conversion to Debenture holders is at least $3.0625. In the event the Company would be required to issue more than 4,000,000 shares of its Class A Common Stock upon conversion of all of the Debentures (the "Conversion Limit"), the Company will have the option of: (i) issuing additional shares of Common Stock if stockholder approval has been obtained or if stockholder approval is not required in order to comply with applicable rules of the market upon which its Class A Common Stock is traded or (ii) paying cash to the holder in an amount equal to the principal amount of Debentures being converted plus an amount equal to the number of shares of Class A Common Stock that would be otherwise issuable upon conversion of the Debentures multiplied by the difference between the highest sales price of the Company's Common Stock on the date of conversion and the applicable Debenture conversion price. In the event of a merger or other business combination or corporate reorganization as a result of which the stockholders of the Company immediately prior thereto own in the aggregate less than 50% of the voting power of the ultimate parent resulting from such transaction or the Company transfers all or substantially all of its assets to another person, then the
                                       14

Debenture holders may participate in such transaction as a class on the same basis as if the Debentures had been converted. In the event a purchase, tender or exchange offer is made and accepted by the holders of more than 50% of the voting power of all outstanding shares of Common Stock immediately prior thereto, the holders of the Debentures are entitled to redeem any outstanding Debentures at a redemption price equal to 115% of the then outstanding principal amount of the Debentures plus accrued interest on the Debentures.

         In connection with the sale and issuance of the Debentures, the Company also issued to the Selling Stockholders the Warrants in series entitling the Selling Stockholders to purchase, at an exercise price of $1.9141 per share, an aggregate of (a) 65,307 shares of the Company's Class A Common Stock at any time to and including May 19, 2002 upon the exercise of Series WA Warrants, (b) 65,307 shares of the Company's Class A Common Stock (subject to pro rata reduction with respect to the Series WB Warrants held by a Selling Stockholder to the extent the original principal amount of the Debentures issued to such Selling Stockholders is not outstanding on the day such Warrant becomes first exercisable) at any time between November 20, 1998 and November 19, 2002 upon the exercise of Series WB Warrants, and (c) 130,614 shares of the Company's Class A Common Stock (subject to pro rata reduction with respect to the Series WC Warrants held by a Selling Stockholder to the extent the original principal amount of the Debentures issued to such Selling Stockholders is not outstanding on the day such Warrant is first exercisable) at any time between May 20, 1999 and May 19, 2003.

         The  Debentures  and  the  Warrants   contain   various   anti-dilution
adjustments, including, among other things, in the event of stock dividends, splits and combinations, capital reorganizations and, in the case of the Warrants, certain issuances of Class A Common Stock and various common stock equivalents at an effective purchase price per share which is less than the exercise price of the Warrants.

         As compensation for the placement of the Debentures and the Warrants, the Company paid Jesup & Lamont Securities Corporation, the placement agent, a commission of $200,000.

         The Registration Statement of which this Prospectus forms a part has been filed by the Company pursuant to Securities Subscription Agreements and a Registration Rights Agreement entered into by the Company with each of the Selling Stockholders in which the Company has agreed, among other things, to maintain the Registration Statement of which this Prospectus forms a part in effect for, in general, 54 months or, if earlier, the date when all shares subject thereto are sold pursuant to the Registration Statement or Rule 144 promulgated under the Securities Act ("Rule 144"), or are eligible to be sold under Rule 144 without volume or other limitations. The Company may suspend dispositions of Shares under the Registration Statement of which this Prospectus forms a part during a period not to exceed thirty days in any twelve month period if the Company's management determines in its reasonable good faith judgment that the Company's obligation to ensure that the Registration Statement is current and complete would require the Company to take actions that might reasonably be expected to have a materially adverse detrimental effect on the Company and its stockholders or there exists any fact or event that makes a statement of a material fact made in the Registration Statement or incorporated therein by reference to be untrue in any material respect or requires the making of additions or changes therein in order to make the statements therein not misleading in any material respect. In the event of any such suspension, the maturity date of the Debentures is to be extended by 1-1/2 times the number of days of such suspension and, if such thirty-day period is exceeded, then the interest rate on all Debentures will be permanently increased by 200 basis points for each of the first three thirty-day periods and 100 basis points for each additional 30-day period that such suspension continues. If such suspension continues for more than an aggregate of 120 days in any 360-day period, holders of Debentures will be entitled to require the Company to redeem their Debentures at a redemption price equal to 130% of the outstanding principal amount thereof, plus accrued interest thereon. All expenses of registration are to be borne by the Company, other than underwriting
                                       15
discounts and selling commissions, and fees and expenses of counsel employed by the Selling Stockholders in excess of $5,000, which are the obligation of the Selling Stockholders. The Company has also agreed to indemnify the Selling Stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act, in certain instances related to the Registration Statement.

         The foregoing is a brief description of the Debentures, the Warrants, the Securities Subscription Agreements and the Registration Rights Agreement, copies or forms of which are exhibits to the Registration Statement of which this Prospectus forms a part. The foregoing descriptions thereof do not purport to be complete and are qualified in their entirety by reference to such exhibits.
                              PLAN OF DISTRIBUTION

         The Shares may be offered for sale from time to time by the Selling Stockholder or their pledgees, donees, transferees or other successors in interest, directly or through underwriters or directly to other purchasers or through broker-dealers in one or more market transactions, in one or more private transactions or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices or at negotiated prices. Such methods of distribution may include, without limitation, (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as a principal to facilitate the transaction; (b) purchases by a broker-dealer as a principal and resale by such broker-dealer for its own account pursuant to the Registration Statement of which this Prospectus is a part; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker or dealer. This Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In addition, any Common Stock covered by this Prospectus that so qualifies may be sold under Rule 144. Broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholders and such broker-dealers may be deemed to be "underwriters" within the meaning of the of Securities Act, and any discounts, commissions and concessions and any profit realized on any sales of the Shares may be deemed to be underwriting compensation. The registration of the Shares under the Securities Act shall not be deemed an admission by the Selling Stockholders or the Company that the Selling Stockholders are underwriters for purposes of the Securities Act of any Shares offered under this Prospectus.

                                  LEGAL MATTERS

         The validity of the Shares has been passed upon for the Company by Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036.

                                     EXPERTS


         The audited consolidated financial statements, including the related notes thereto, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

========================================  ======================================

     No  dealer,  salesman  or any other                 4,261,228 Shares
person has been  authorized  to give any
information     or    to    make     any
representations    other    than   those
contained  in  this   Prospectus   or  a      American Biogenetic Sciences, Inc.
supplement   to   this   Prospectus   in
connection  with the offering  described
herein,  and,  if given  or  made,  such
information or representations  must not             Class A Common Stock
be relied upon as having been authorized
by   the    Company   or   the   Selling
Stockholders.  Neither  this  Prospectus
nor any  supplement  to this  Prospectus
constitutes   an  offer  to  sell  or  a                ____________________
solicitation  of an  offer  to  buy  any
securities other than those specifically                     PROSPECTUS
offered  hereby  or  of  any  securities                _____________________
offered   hereby  in  any   jurisdiction
where,  or to any person to whom,  it is
unlawful    to   make   an    offer   or
solicitation.  Neither  the  delivery of
this  Prospectus  nor any  supplement to
this   Prospectus   nor  any  sale  made
hereunder      shall,      under     any
circumstances,   create  an  implication
that the information herein or therein is correct as of any time subsequent to its date.


                 ---------------------
                                                         August 7, 1998
                   TABLE OF CONTENTS
                 ---------------------


                                    Page

Available Information..............   2
Incorporation of Certain Documents
     by Reference..................   2
The Company........................   3
Risk Factors.......................   4
Use of Proceeds....................  13
Selling Stockholders...............  13
Plan of Distribution...............  16
Legal Matters......................  16
Experts............................  16

=======================================  =======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      Set forth below is an estimate of the fees and expenses payable in connection with the proposed offering of the Shares which will be paid by the Company.


SEC Registration Fee................................      $  1,561.23
Accounting Fees and Expenses........................         3,500.00*
Legal Fees and Expenses.............................        12,500.00*
Miscellaneous.......................................         2,438.77*
                                                           -----------
    TOTAL...........................................      $ 20,000.00*
                                                           -----------

--------------------

* Estimated

Item 15.  Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines such person is fairly and reasonably entitled to indemnity for such expenses.

         Article VII of the registrant's By-laws provides for indemnification of directors, officers, employees and agents of the Company to the fullest extent permitted under Delaware law. In addition, Article TENTH of the registrant's Restated Certificate of Incorporation provides, in general, that no director of the registrant shall be personally liable to the registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL (which provides that under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL provisions regarding the payment of dividends or stock repurchases or redemptions), as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.


         Pursuant to Section 6 of the Registration Rights Agreements between the Company and each Selling Stockholder, the Company has agreed to indemnify and hold harmless the Selling Stockholder, its officers, directors and partners and each person controlling such Selling Stockholder (within the meaning of the Securities Act) and each underwriter, if any, and each person who so controls any underwriter against all, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement (including any prospectus or other document incident to any such registration or related qualification or compliance with state securities laws) or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by the Company of the Securities Act or any state securities law, relating to any action or inaction required by the Company in connection with any such registration, qualification or compliance, and to reimburse each such indemnified person for any legal and other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damages, liabilities or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liabilities or expense arises out of or is based on any untrue statement or omission (or alleged untrue statement or omission) made in reliance upon and in conformity with written information furnished to the Company by any indemnified person stated to be specifically for use in the Registration Statement (as to which the Selling Stockholders have agreed to indemnify the Company, its officers and directors and each person who controls the Company or such Underwriter).

         The Company has purchased a Directors and Officers Liability and Reimbursement policy that covers certain liabilities of directors and officers of the Company arising out of claims based upon acts or omissions in their capacities as directors and officers.

Item 16.  Exhibits


Exhibit

Number


3.1            Restated  Certificate of  Incorporation  of the Company (filed as
               Exhibit 4.01 to the Company's Registration Statement on Form S-8, File No. 333-09473).*

3.2            Amended and  Restated  By-Laws of the  Company  (filed as Exhibit
               4.02 to the Company's Registration Statement on Form S-8, File No. 333-09473).*

4.1            Form of the Company's 5% Convertible Debentures (filed as Exhibit
               4.1 to the Company's Current Report on Form 8-K dated (date of earliest event reported) May 20, 1998, File No. 0-19041).*5

               Opinion of Parker Chapin Flattau & Klimpl, LLP to the legality of the Class A Common Stock being offered.**


23.1           Consent of Arthur Andersen LLP.+


23.2           Consent of Parker  Chapin  Flattau & Klimpl,  LLP  (contained  in
               Exhibit 5).**

24             Power  of  Attorney   (contained   on  Signature   Page  of  this
               Registration Statement).**

99.1 Form of Securities Subscription Agreement between the Company and each of the Selling Stockholders (filed as Exhibit 99.1 to the Company's Current Report on Form 8-K dated (date of earliest event reported) May 20, 1998, File No. 0-19041).*

99.2 Registration Rights Agreement between the Company and each of the Accredited Selling Stockholders (filed as Exhibit 99.2 to the Company's Current Report on Form 8-K dated (date of earliest event reported) May 20, 1998, File No. 0-19041).*

99.3(a) Form of the Company's Series WA Warrant issued to each of the Selling Stockholders (filed as Exhibit 99.3(a) to the Company's Current Report on Form 8-K dated (date of earliest event reported) May 20, 1998, File No. 0-19041).*

99.3(b) Form of the Company's Series WB Warrant issued to each of the Selling Stockholders (filed as Exhibit 99.3(b) to the Company's Current Report on Form 8-K dated (date of earliest event reported) May 20, 1998, File No. 0-19041).*

99.3(c) Form of the Company's Series WC Warrant issued to each of the Selling Stockholders (filed as Exhibit 99.3(c) to the Company's Current Report on Form 8-K dated (date of earliest event reported) May 20, 1998, File No. 0-19041).*

-----------------------

* Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.


**       Filed with initial filing of this Report.

+        Filed herewith.

Item 17.  Undertakings

        (a)     The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i)   To include any prospectus  required by  Section 10(a)
                (3) of the Securities Act;

                     (ii) To  reflect  in the  prospectus  any  facts or  events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                     (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

                Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's By-Laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Copiague, State of New York, on the 6th day of August, 1998.



                                   AMERICAN BIOGENETIC SCIENCES, INC.



                                   By:/s/ Alfred J. Roach
                                          --------------------------------------
                                          Alfred J. Roach, Chairman of the Board




         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 6th day of August, 1998.


         Signature                                            Title
         ---------                                            -----


/s/Alfred J. Roach
-------------------------------               Chairman of the Board (Chief
Alfred J. Roach                               Executive Officer)


/s/Josef C. Schoell                           Vice President, Finance
------------------------------                (Principal Financial and
Josef C. Schoell                              Accounting Officer)

/s/Gustav Victor Rudolph Born*
------------------------------
Gustav Victor Rudolph Born                    Director

/s/Ellena M. Byrne*
------------------------------
Ellena M. Byrne                               Director

/s/Joseph C. Hogan*
------------------------------
Joseph C. Hogan                               Director

/s/Stephen H. Ip*
------------------------------
Stephen H. Ip                                 Director

/s/Timothy J. Roach*
------------------------------
Timothy J. Roach                              Director

/s/William G. Sharwell*
------------------------------
William G. Sharwell                           Director


  *By:/s/Josef C. Schoell
------------------------------
         Josef C. Schoell,

         Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit
Number

3.1           Restated  Certificate  of  Incorporation  of the Company (filed as
              Exhibit 4.01 to the Company's Registration Statement on Form S-8, File No. 333-09473).*

3.2 Amended and Restated By-Laws of the Company (filed as Exhibit 4.02 to the Company's Registration Statement on Form S-8, File No. 333-09473).*

4.1           Form of the Company's 5% Convertible  Debentures (filed as Exhibit
              4.1 to the Company's Current Report on Form 8-K dated (date of earliest event reported) May 20, 1998, File No. 0-19041).*5

              Opinion of Parker Chapin Flattau & Klimpl, LLP to the legality of the Class A Common Stock being offered.**


23.1          Consent of Arthur Andersen LLP.+


23.2          Consent  of Parker  Chapin  Flattau & Klimpl,  LLP  (contained  in
              Exhibit 5).**


24            Power  of  Attorney   (contained   on   Signature   Page  of  this
              Registration Statement).+


99.1 Form of Securities Subscription Agreement between the Company and each of the Selling Stockholders (filed as Exhibit 99.1 to the Company's Current Report on Form 8-K dated (date of earliest event reported) May 20, 1998, File No. 0-19041).*

99.2 Registration Rights Agreement between the Company and each of the Selling Stockholders (filed as Exhibit 99.2 to the Company's Current Report on Form 8-K dated (date of earliest event reported) May 20, 1998, File No. 0-19041).*

99.3(a) Form of the Company's Series WA Warrant issued to each of the Selling Stockholders (filed as Exhibit 99.3(a) to the Company's Current Report on Form 8-K dated (date of earliest event reported) May 20, 1998, File No. 0-19041).*

99.3(b) Form of the Company's Series WB Warrant issued to each of the Selling Stockholders (filed as Exhibit 99.3(b) to the Company's Current Report on Form 8-K dated (date of earliest event reported) May 20, 1998, File No. 0-19041).*

99.3(c) Form of the Company's Series WC Warrant issued to each of the Selling Stockholders (filed as Exhibit 99.3(c) to the Company's Current Report on Form 8-K dated (date of earliest event reported) May 20, 1998, File No. 0-19041).*

-----------------------

* Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.


**       Filed with initial filing of this Report.

+        Filed herewith.